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EXHIBIT 11.  Statement Re:  Earnings Per Share *
National Commerce Bancorporation and Subsidiaries
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
                                                         Year Ended December 31
                                                     ---------------------------
                                                       1995      1994      1993
                                                     -------   -------   -------
                                                   (amounts in thousands, except
                                                        per share amounts)
Primary:
       Average shares outstanding                     24,690    24,476    24,292
       Less leveraged ESOP shares                        (53)      (75)        -
       Net effect of the assumed
       exercise of stock options -
       based upon the treasury stock
       method using average market
       price                                             612       650       712
                                                     -------   -------   -------
Total                                                 25,249    25,051    25,004
                                                     =======   =======   =======
  Net income                                         $49,035   $44,342   $39,406
      Per share amount                               $  1.94   $  1.77   $  1.58


Fully diluted:

        Average shares outstanding                    24,690    24,476    24,292
        Less leveraged ESOP shares                       (53)      (75)        -
        Net effect of the assumed
        exercise of stock options -
         based on the treasury stock
        method using higher of year-end
        or average market price                          638       664       738
                                                     -------   -------   -------

 Total                                                25,265    25,065    25,030
                                                     =======   =======   =======

 Net income                                          $49,035   $44,342   $39,406
 Per share amount                                    $  1.94   $  1.77   $  1.58

*Reflects all stock splits and stock dividends declared through December 31, 1995.

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